ImageWare Systems Introduces Flagship Identity Management Biometric Engine® 2.0

Software Represents an Evolutionary Leap in Security Identification for Airports, Seaports and Other Critical Points-of-Access

SAN DIEGO, CA - May 15, 2012 - ImageWare Systems, Inc. (OTCPK: IWSY), a leader in multimodal biometric security solutions, has released version 2.0 of its Biometric Engine (BE), an evolutionary leap in physical security identification at airports, seaports and other critical points-of-access for both government and private enterprises. This new version will join and enhance the suite of server-based products targeted at the secure identification markets.

BE 2.0 marks an inflection point in the execution of ImageWare’s business plan, as the release rolls out the new version to major government clients like Los Angeles World Airports (LAWA), operators of LAX, and the Veterans Administration, and offers a new entry point to the commercial sector, which is expected to benefit from enhanced identity authentication methods in the upgrade.

The release also addresses head-on the SAFE Port Act, which requires foreign shippers by 2013 to not only secure cargo being shipped to the U.S. but also securitize the identity of individuals loading their contents. In several instances, foreign governments are mandating the private sector to finance these security enhancements in order to expedite the implementation process.

ImageWare clients have standardized on its patented Biometric Engine because of its unique ability to fuse multiple biometrics, providing flexible and efficient business processes for person identification by their physical traits, including face, fingerprint, iris and DNA, and thereby provide increased security and risk mitigation through highly reliable verification of personal identity, and the related granting of access to only trusted personnel.

BE 2.0 represents an evolutionary leap in multi-biometric data management as the first major upgrade of this flagship product in five years. New features and capabilities include:

▪

Greater scalability;

▪

Faster performance;

▪

Improved distribution of biometric data;

▪

Vastly improved support for larger identity populations;

▪

Greater population filtering and watch list management;

▪

Critical new patent-pending feature: anonymous biometric identity management;

▪

Superior integration with existing identity management solutions and enterprise service bus technologies; and

▪

Still the only patented agnostic, open-architecture biometric recognition software solution that works with virtually all existing security hardware, software and algorithms.

“The key steps we have taken over the last several months to strengthen our internal resources and enhance our product offering clearly positions ImageWare as the leader in multimodal biometric security solutions, a position which we intend to now extensively exploit,” said Jim Miller, chairman and CEO of ImageWare.

“Within the large government market, we have turned our focus to air and sea port systems,” continued Miller. “These have the greatest need for our technology as well as the budgets to support rapid implementation. Building upon our key win with LAWA in January, we are engaged in multiple opportunities to secure identity at foreign international ports that are racing towards compliance with the SAFE Port Act deadline.”

Over the next several months, ImageWare plans to leverage its success in the public sector by aggressively pursuing entry into the commercial market. “The opportunities in this market compared to government involve shorter sales cycles and the availability of attractive licensing partners that provide a gateway into mass-market, high-margin sales,” noted Miller. “In fact, we are currently in license negotiations with a very significant partner in the commercial sector. They are part of what has quickly become the largest client pipeline in our company’s history, and one from which we expect to deliver several client partnerships in the commercial and port markets by year’s end.”

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (OTCPK: IWSY) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, ImageWare's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials, including national IDs, passports, driver’s licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint livescan and investigative capabilities. ImageWare is headquartered in San Diego, CA, with offices in Portland, OR, Washington, D.C., and Ottawa, Ontario. For more information on ImageWare Systems, Inc., visit www.iwsinc.com.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. (“ImageWare”) are intended to identify such forward-looking statements. ImageWare may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, its quarterly reports on Form 10-Q for the quarter ended March 31 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 949-574-3860

IWSY@liolios.com